As filed with the Securities and Exchange Commission on May 27, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Civeo Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-3831207
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

Three Allen Center

333 Clay Street, Suite 4980

Houston, Texas 77002

(Address of Principal Executive Offices, including Zip Code)

2014 Equity Participation Plan of Civeo Corporation

(Full Title of the Plan)

Bradley J. Dodson

President and Chief Executive Officer

333 Clay Street, Suite 4980

Houston, Texas 77002

(713) 510-2400

(Name, Address and Telephone Number of Agent For Service)

Copy to:

Matthew R. Pacey.

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.01 per share	4,400,000	$21.97	$96,668,000	$12,451

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Civeo Corporation that may become issuable pursuant to the adjustment provisions of the 2014 Equity Participation Plan of Civeo Corporation.

(2)

Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the common stock of Civeo Corporation as reported on a when-issued basis on the New York Stock Exchange on May 22, 2014; this price is used solely for the purpose of calculating the registration fee.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Civeo Corporation (the “Registrant”) will send or give to all participants in the 2014 Equity Participation Plan of Civeo Corporation (the “Plan”) the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)     The Registrant’s Registration Statement on Form 10 (File No. 001-36246), initially filed with the Commission on December 12, 2012, as amended by Amendment No. 1 filed on February 11, 2014, Amendment No. 2 filed on March 18, 2014, Amendment No. 3 filed on April 22, 2014, Amendment No. 4 filed on May 6, 2014 and Amendment No. 5 filed on May 8, 2014.

(b)     The description of the Registrant’s Common Stock contained in its Information Statement, dated May 9, 2014, filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form initially filed with the Commission on December 12, 2013, as amended by Amendment No. 1 filed on February 11, 2014, Amendment No. 2 filed on March 18, 2014, Amendment No. 3 filed on April 22, 2014, Amendment No. 4 filed on May 6, 2014 and Amendment No. 5 filed on May 8, 2014, and including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The below discussion of the laws of Delaware, the Registrant’s amended and restated articles of incorporation and bylaws, the indemnification agreements, the Registrant’s maintenance of directors’ and officers’ liability insurance, and the Plan is not intended to be exhaustive and is respectively qualified in its entirety by such laws and documents.

The Registrant’s amended and restated certificate of incorporation limits the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware Corporation General Law (“DGCL”). Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	For any breach of their duty of loyalty to us or our stockholders;

•	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violations of law;

•	For unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	For any transaction from which the director derived an improper personal benefit.

Any amendment, repeal, or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal, or modification.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws also provide that it will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws also permit it to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as the Registrant’s officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. The Registrant also intends to enter into indemnification agreements with each of its current and future directors and officers. These agreements will require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant believes that the limitation of liability provision in its amended and restated certificate of incorporation and the indemnification agreements will facilitate its ability to continue to attract and retain qualified individuals to serve as directors and officers. The Registrant intends to maintain liability insurance policies that indemnify directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act that may be incurred by them in their capacity as such.

Under the terms of the Plan, members of the Plan’s administration committee and officers and employees of the Registrant or any of its subsidiaries acting at the direction or on behalf of the Plan’s administration committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the exhibits listed on the accompanying Exhibit Index is filed herewith.

Item 9.	Undertakings.

(a)     The undersigned Registrant hereby undertakes:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 27, 2014.

Civeo Corporation

By:	/s/ Bradley J. Dodson
Name:	Bradley J. Dodson
Title:	President and Chief Executive Officer and Director

Each person whose signature appears below hereby constitutes and appoints Bradley J. Dodson as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Bradley J. Dodson	President and Chief Executive	May 27, 2014
Bradley J. Dodson	Officer and Director
(Principal Executive Officer, Financial Officer and Accounting Officer)

/s/ Douglas E. Swanson	Chairman of the Board	May 27, 2014
Douglas E. Swanson

/s/ Martin A. Lambert	Director	May 27, 2014
Martin A. Lambert

/s/ Gary L. Rosenthal	Director	May 27, 2014
Gary L. Rosenthal

INDEX TO EXHIBITS

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of Civeo Corporation (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form 10 (File No. 001-36246) filed on May 6, 2014).

4.2	Amended and Restated Bylaws of Civeo Corporation (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form 10 (File No. 001-36246) filed on May 6, 2014).

4.3	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form 10 (File No. 001-36246) filed on May 6, 2014).

4.4*	2014 Equity Participation Plan of Civeo Corporation.

4.5

Form of Employee Non Qualified Stock Option Agreement under the 2014 Equity Participation Plan of Civeo Corporation (incorporated herein by reference to Exhibit 10.9 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

4.6

Form of Restricted Stock Agreement under the 2014 Equity Participation Plan of Civeo Corporation (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

4.7	Form of Non-Employee Director Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.11 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

4.8	Form of Deferred Stock Agreement (Australia) (incorporated herein by reference to Exhibit 10.12 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith.